Exhibit 31.2

CERTIFICATIONS

I, Julian Cusack, certify that:

1.	I have reviewed the Annual Report on Form 10-K as amended by this Amendment No. 1 to the Annual Report on Form 10-K/A (the "Annual Report") of Aspen Insurance Holdings Limited;

2.	Based on my knowledge, this Annual Report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Annual Report; and

3.	Based on my knowledge, the financial statements, and other financial information included in this Annual Report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this Annual Report.

Date: April 13, 2004	By: /s/ Julian Cusack
Name: Julian Cusack Title: Chief Financial Officer